Exhibit 99.13

PBT LAND AND MINERALS, INC.

TO NOMINEES WHOSE CLIENTS ARE BENEFICIAL HOLDERS

Subscription Rights to Unitholders of Beneficial Interest of Permian Basin Royalty Trust on July [●], 2026

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by PBT Land and Minerals, Inc. (the “Company”) of its shares of Common Stock, par value $0.01 per share (“Class A Common Stock”), pursuant to non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record (the “Record Holders”) of units of beneficial interest (the “Trust Units”) of Permian Basin Royalty Trust (the “Trust”) at 5:00 p.m., New York City Time, on [●], 2026 (the “Record Date”). The Subscription Rights and Class A Common Stock are described in the Company’s prospectus contained in the registration statement on Form S-1 (File No. 333-[●]) dated July [●], 2026 (the “Prospectus”). The Subscription Rights will expire, if not exercised prior to 5:00 p.m., New York City Time, on [●], 2026, unless extended (the “Expiration Date”).

As described in the Prospectus, each beneficial owner of Trust Units in your name or the name of your nominee is entitled to one Subscription Right for each share of Class A Common Stock owned by such beneficial owner at 5:00 p.m., New York City Time, on the Record Date (the “Basic Subscription Right”). Each holder of Subscription Rights (“Holder”) is entitled to subscribe for [●] share of Class A Common Stock for every Subscription Right held at the subscription price of $[●] per share (the “Subscription Price”). For example, if a Record Holder owned 100 Trust Units as of 5:00 p.m., New York City Time, on the Record Date, it would receive 100 Subscription Rights and would have the right to purchase [●] shares of Class A Common Stock at the Subscription Price. The Company will not issue fractional shares of Class A Common Stock upon the exercise of Subscription Rights; accordingly, any fractional shares of Class A Common Stock that would be created by an exercise of the Subscription Rights will be rounded to the nearest whole share.

The issuance and sale of the Class A Common Stock pursuant to the Rights Offering will be conditioned upon completion of (i) the Company’s acquisition of (A) a majority of the assets and liabilities of the Trust and (B) the oil and natural gas mineral interests, land operations and other assets owned by Blackbeard Holdings (“Blackbeard Holdings”) and Greybeard Energy, LLC (“Greybeard Energy”) that will be contributed to the Company (the “Business Combination”) and (ii) the completion of the Blackbeard Contribution Closing (as such term is defined in the Prospectus). If the Business Combination and/or the Blackbeard Contribution Closing is not approved or does not close for any reason, then the Rights Offering will be cancelled, and the issuance and sale of Class A Common Stock will be terminated.

If a Holder elects to purchase the maximum amount of shares of Class A Common Stock that the Holder is entitled to purchase pursuant to the Holder’s Basic Subscription Right, the Holder will also be entitled to exercise an over-subscription right (the “Over-Subscription Right”) to subscribe for additional shares of Class A Common Stock that are not purchased by other Holders pursuant to their Basic Subscription Rights (the “Unsubscribed Shares”) as of the Expiration Date, in an amount up to the number of shares of Class A Common Stock underlying such Holder’s Basic Subscription Right (subject to proration, as described below). If the number of Unsubscribed Shares is not sufficient to satisfy in full all Over-Subscription Right requests, then the Unsubscribed Shares will be allocated pro rata among Holders in proportion to the number of Subscription Rights exercised by such Holder under such Holder’s Over-Subscription Right as it bears to the aggregate number of rights exercised by all Holders under the Over-Subscription Right; provided, however, that in any case, no Holder shall be allocated a greater number of Unsubscribed Shares than such Holder paid for. See “The Rights Offering—The Subscription Rights—Over-Subscription Right” in the Prospectus.

Each Holder will be required to submit payment in full for all the shares the Holder wishes to buy with the Holder’s Over-Subscription Right. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Holder wishes to maximize the number of shares the Holder may purchase pursuant to the Holder’s Over-Subscription Right, the Holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the Holder, assuming that no shareholders other than the Holder purchases any shares of Class A Common Stock pursuant to their Basic Subscription Right and Over-Subscription Right. We will not issue fractional shares upon the exercise of a holder’s Basic Subscription Right or Over-Subscription Right. Any excess subscription payments received by the Subscription Agent will be returned, without interest.

The Company can provide no assurances that each Holder will actually be entitled to purchase the number of shares of Class A Common Stock issuable upon the exercise of its Over-Subscription Right in full at the expiration of the Rights Offering. The Company will not be able to satisfy a Holder’s exercise of the Over-Subscription Right if all of the Holders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Right to the extent sufficient shares of Class A Common Stock are available following the exercise of Subscription Rights under the Basic Subscription Rights.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Holder pursuant to the Over-Subscription Right is less than the aggregate Subscription Price the Holder actually paid in connection with the exercise of the Over-Subscription Right, the Holder will be allocated only the number of Unsubscribed Shares available to it as soon as practicable after the Expiration Date, and the Holder’s excess subscription payment received by the Subscription Agent will be returned, without interest. To the extent the amount the Holder actually paid in connection with the exercise of the Over-Subscription Right is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the holder pursuant to the Over-Subscription Right, such Holder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Right. See “The Rights Offering—The Subscription Rights—Over-Subscription Right” in the Prospectus.

The Subscription Rights will be evidenced by a non-transferable Subscription Rights certificate (the “Rights Certificate”) registered in the Record Holder’s name or its nominee. The Subscription Rights will be exercisable until the Expiration Date, at which time they will cease to have value.

We are asking the nominees who hold Trust Units beneficially for others and who have received the Subscription Rights distributable with respect to those Trust Units, to notify the beneficial owner of the Rights Offering. Beneficial Owners who hold their Trust Units through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold Trust Unit certificates directly and prefer to have such institutions effect transactions relating to the Subscription Rights, on their behalf, should contact the appropriate institution or nominee and request it to effect the Subscription Rights transaction for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions as to the Use of PBT Land and Minerals, Inc. Rights Certificates;

3.	A form of letter which may be sent to your clients for whose accounts you hold Trust Units registered in your name or the name of your nominee, with an attached form of instruction; and

4.	A return envelope addressed to Equiniti Trust Company, LLC, the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Rights Certificate, with payment of the Subscription Price in full for each share of Class A Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price prior to the Expiration Date. A Rights holder cannot revoke the exercise of its Subscription Rights, even if the Rights Offering is extended by the Company’s board of directors.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., the Information Agent. Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent at the below address:

D.F. King & Co., Inc.
28 Liberty Street, Floor 53
New York, NY 10005
Call Toll-Free: (877) 478 – 5039
Email: PBT@dfking.com

Very truly yours,

PBT Land and Minerals, Inc.

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